Exhibit 10.21

THIRD AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT is entered into by and between Gastar Exploration Inc. (f/k/a Gastar Exploration USA, Inc. and successor in interest to Gastar Exploration, Inc. (f/k/a Gastar Exploration Ltd.)), a Delaware corporation (the “Company”), and Michael A. Gerlich (“Gerlich”) as of March 10, 2015.
WHEREAS, the Company and Gerlich have heretofore entered into that certain Employment Agreement effective as of April 26, 2005, and subsequently amended on July 25, 2008 and April 10, 2012 (the “Employment Agreement”); and
WHEREAS, the Company and Gerlich desire to further amend the Employment Agreement;
NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Gerlich hereby agree, effective as of the date set forth above, that the Employment Agreement shall be amended as hereafter provided:
1.Section 8(b) is amended to read as follows:
Amount of Severance Payment. Gerlich shall receive a lump sum severance payment equal to the product of (i) 2.5 and (ii) the sum of (A) his highest rate of annual base salary in effect at any time during the one year period preceding Gerlich’s termination of employment and (B) Gerlich’s target annual bonus percentage in effect as of the time of termination multiplied by such highest rate of annual base salary, and if Gerlich timely elects COBRA health plan continuation coverage under the Company’s group health plan, the Company shall pay Gerlich, on the first of each month during his COBRA continuation period, an amount equal to his required COBRA premium. If Gerlich dies during the COBRA continuation period, this health plan continuation coverage and the Company’s monthly payment of the COBRA premium amount will continue for the benefit of Gerlich’s eligible beneficiary(ies) for the remainder of the COBRA continuation period applicable to them.
Except as expressly modified by this Second Amendment, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified. The Gastar Exploration Inc. Employee Change of Control Severance Plan (“Severance Plan”) provides severance benefits thereunder are to be offset by the severance benefits provided under this Employment Agreement to avoid any duplication of benefits. Nothing in the Severance Plan shall be construed or operate to eliminate the COBRA continuation coverage and Company monthly COBRA premium payments provided to surviving beneficiaries of Gerlich under this Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment effective for all purposes as of the date first set forth above.
GASTAR EXPLORATION INC.

By: /s/ J. Russell Porter
Name: J . Russell Porter
Title:President and Chief Executive Officer

GERLICH
/s/ Michael A. Gerlich
Michael A. Gerlich